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                                                                    Exhibit 10.1


                             SHAREHOLDERS' AGREEMENT

      THIS SHAREHOLDERS' AGREEMENT (this "Agreement") is entered into as of the 14th day of April, 2006, by and among Macquarie Terminal Holdings LLC, a Delaware limited liability company (the "Investor"), Loving Enterprises, Inc., a Louisiana corporation, (or its successor in interest established pursuant to Section 16(a) hereof) together with all of its Subsidiaries (collectively, the "Company"), the Current Beneficial Shareholders and the Current Shareholder (as defined herein) and the rights and obligations hereunder shall become effective upon the Effective Date. The Investor, the Current Shareholder and the Current Beneficial Shareholders shall be referred to herein individually as a "Shareholder" and collectively as the "Shareholders". Each of the Investor, the Company, the Current Shareholder and the Current Beneficial Shareholders are referred to herein individually as a "Party" and collectively as the "Parties."

      WHEREAS, the Current Shareholder is the current owner of record of all of the issued and outstanding shares of the capital stock of the Company, which consists of one thousand (1,000) shares of Common Stock, $100.00 par value per share (the "Company Common Stock");

      WHEREAS, the Current Beneficial Shareholders are all of the current owners of record of the Voting Trust certificates issued and outstanding issued pursuant to the Voting Trust (as defined herein);

      WHEREAS, the Company, the Current Shareholder, the Current Beneficial Shareholders and the Investor are parties to a Stock Subscription Agreement dated as of April 14, 2006 (the "Stock Subscription Agreement") pursuant to which the Investor will invest in the Company through the authorization and issuance by the Company of an additional one thousand (1,000) shares (the "Investor Shares") of the Company Common Stock, resulting in the Investor owning 50% of the issued and outstanding shares of Company Common Stock; and

      WHEREAS, the Company, the Current Shareholder, the Current Beneficial Shareholders and the Investor desire to enter into this Agreement for the purposes, among others, of establishing mutually acceptable terms of corporate governance, payment of dividends, and restrictions on the sale of securities. The execution and delivery of this Agreement is a condition to the Investor's acquisition of the Investor Shares pursuant to the Stock Subscription Agreement.

      WHEREAS, The Parties intend the rights and obligations of this Agreement to become effective upon the Effective Date.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
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1.    Definitions.

      (a) "1940 Act" shall have the meaning set forth in Section 7(b).

      (b) "AAA" shall have the meaning set forth in Section 12(a)(i).

      (c) "Additional Dividend" has the meaning set forth in Section 5(a).

      (d) "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is under common control with, the Person specified or in which the Person specified has Beneficial Ownership. For this purpose, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Without limiting the foregoing, (i) Affiliates of the Investor shall include Macquarie Infrastructure Company Trust and its direct and indirect Subsidiaries, Macquarie Bank Limited, its direct and indirect Subsidiaries and funds or companies managed by such Subsidiaries and (ii) Affiliates of the Current Beneficial Shareholders shall include their siblings, spouses, ancestors, descendants, or descendant's spouses, or any entity in which any of them has Beneficial Ownership.

      (e) "Agreement" shall have the meaning set forth in the preamble to this Agreement.

      (f) "Appointed Member" shall have the meaning set forth in Section
3(a)(ii).

      (g) "Beneficial Ownership" means voting or investment control, as such determinations are made pursuant to Rules 16a-1 and 16a-8 of the Rules and Regulations under the Securities Exchange Act, of ten percent (10%) or more of the equity securities of a Person.

      (h) "Board" shall have the meaning set forth in Section 3(a).

      (i) "Business Day" shall mean any day other than Saturday or Sunday or any other day on which the banks in the State of New York are permitted or obligated to be closed for business.

      (j) "Buy/Sell Notice" shall have the meaning set forth in Section
13(c)(i).

      (k) "Capital Expenditure" means all capitalized expenditures relating to the investment in or the acquisition of assets, equity securities or debt securities.

      (l) "Claim" mean all claims and demands for indemnification under Article IX of the Stock Subscription Agreement.

      (m) "Closing" shall have the meaning ascribed to it in the Stock Subscription Agreement.

      (n) "Code" means the Internal Revenue Code of 1986, as amended.

      (o) "Company" shall have the meaning set forth in the preamble to this Agreement. Unless otherwise specified, all references to the Company shall include the Company together with all of its Subsidiaries.

      (p) "Company Common Stock" shall have the meaning set forth in the preamble to this Agreement.


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      (q) "Current Beneficial Shareholders" mean James J. Coleman, Jr., Thomas
B. Coleman, Peter D. Coleman and Dian C. Winingder.

      (r) "Current Shareholder" means the Voting Trust.

      (s) "Deadlock" shall have the meaning set forth in Section 13(a).

      (t) "EBITDA" means the earnings before interest, income taxes, depreciation and amortization of the Company for the previous four full Fiscal Quarters (including the Fiscal Quarter for which the calculation is being undertaken) plus all payments received for such period pursuant to transactions accounted for as leases by the Company that have not otherwise been included in the earnings before interest, income taxes, depreciation and amortization of the Company for such period less total debt service payments (principal, interest and mandatory reserve account contributions) on non-recourse project indebtedness of the Company for such period. For the purpose of clarifying this definition, Company shall mean the Company and its Subsidiaries accounted for on a consolidated basis.

      (u) "Effective Date" shall mean the Closing.

      (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      (w) "ERISA Affiliates" means members of the same controlled group of corporations or trades or businesses under common control within the meaning of Sections 414(b) or (c) of the Code or Sections 4001(a)(14) or (b) of ERISA or entities which are with respect to the funding liability and lien rules of
Section 412 of the Code or Section 302 of ERISA treated as a single employer under Sections 414(m) or (o) of the Code.

      (x) "Fiscal Quarter" means the three month periods commencing on the first day of the first, fourth, seventh and tenth month, respectively, of each Fiscal Year.

      (y) "Fiscal Year" means the twelve month period commencing at 12:00 a.m. January 1 of each calendar year and ending at 11:59 p.m. on December 31 of each year.

      (z) "GAAP" means United States generally accepted accounting principles, applied consistently from period to period.

      (aa) "Government Authority" shall mean any court, tribunal, arbitrator, authority (including any quasi-governmental authority), agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, municipal or other political or governmental subdivision.

      (bb) "Initial Dividend" shall have the meaning set forth in Section 5(a).

      (cc) "Investor" shall have the meaning set forth in the preamble to this Agreement.

      (dd) "Investor Representative" shall have the meaning set forth in Section 3(i).

      (ee) "Investor Shares" shall have the meaning set forth in the preamble to this Agreement.

      (ff) "IR" shall have the meaning set forth in Section 3(i).

      (gg) "Joinder" shall have the meaning set forth in Section 9(f).


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      (hh) "Loss" shall have the meaning set forth in Section 3(k).

      (ii) "Major Decisions" shall have the meaning set forth in Section 3(j).

      (jj) "Members" shall have the meaning set forth in Section 3(a).

      (kk) "Minimum Distribution" means fourteen million dollars ($14,000,000).

      (ll) "Net Debt" means the aggregate funded indebtedness of the Company (excluding trade payables) less (i) the aggregate non-recourse project indebtedness of the Company; (ii) the aggregate cash and cash equivalent balances of the Company; and (iii) funded indebtedness extended by any Shareholder. For the purpose of clarifying this definition, Company shall mean the Company and its Subsidiaries accounted for on a consolidated basis.

      (mm) "Non-selling Shareholder" shall have the meaning set forth in Section 9(b).

      (nn) "Offer" shall have the meaning set forth in Section 9(b).

      (oo) "Offered Shares" shall have the meaning set forth in Section 9(b).

      (pp) "Offering Party" shall have the meaning set forth in Section
13(c)(1).

      (qq) "Opportunity" shall have the meaning set forth in Section 6.

      (rr) "Party" and "Parties" shall have the meaning set forth in the preamble to this Agreement.

      (ss) "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

      (tt) "Purchasing Party" shall have the meaning set forth in Section 13(c)(ii).

      (uu) "Referring Shareholder" shall have the meaning set forth in Section
6.

      (vv) "Reformed Offer" shall have the meaning set forth in Section 9(b).

      (ww) "Responding Party" shall have the meaning set forth in Section 13(c)(i).

      (xx) "Resolution Board" shall have the meaning set forth in Section 12(a).

      (yy) "ROFR" shall have the meaning set forth in Section 9(b).

      (zz) "Securities Act" means the Securities Act of 1933, as amended.

      (aaa) "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      (bbb) "Selling Party" shall have the meaning set forth in Section
13(c)(ii).

      (ccc) "Selling Shareholder" shall have the meaning set forth in Section 9(b).

      (ddd) "Senior Manager" means, as of any date, the four (4) highest compensated individuals other than non-executive sales people, as measured by annualized compensation as of the end of the most recently-ended Fiscal Year.


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      (eee) "Shareholder" shall have the meaning set forth in the preamble to this Agreement.

      (fff) "Shareholder Loans" shall have the meaning set forth in Section
4(b).

      (ggg) "Shareholders" shall have the meaning set forth in the preamble to this Agreement.

      (hhh) "Shares" means (i) any of the Company Common Stock and/or the Investor Shares, (ii) any equity securities issued or issuable directly or indirectly with respect to the Shares referred to in clause (i) above by way of share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iii) any other shares of any class or series of equity securities of the Company, including rights to acquire the foregoing, now held or subsequently acquired by any individual or entity, including but not limited to Current Shareholder and Investor.

      (iii) "Stated Value" shall have the meaning set forth in Section 13(c)(i).

      (jjj) "Stock Subscription Agreement" shall have the meaning set forth in the preamble to this Agreement.

      (kkk) "Subsidiary" and "Subsidiaries" means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a "Subsidiary" of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Company.

      (lll) "Third Party" shall have the meaning set forth in Section 9(b).

      (mmm) "Transfer" shall have the meaning set forth in Section 15(b).

      (nnn) "Voting Trust" means the Voting Trust for Loving Enterprises, Inc. under Agreement dated November 21, 2002 and any replacement voting trust between the Current Beneficial Shareholders.

2.    Voting Trust.


      The holder and owners of the Company Common Stock are represented herein to be the Current Shareholder and the Current Beneficial Shareholders respectively. Each is


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referred herein individually as a Shareholder. References are made within this
Agreement to certain actions, privileges, obligations and voting rights of a Shareholder or Shareholders. Notwithstanding any provision herein to the contrary, in the event of any dispute between the Current Shareholder and any Current Beneficial Shareholder hereunder, the Company and the Investor shall deem the Current Shareholder's position to prevail over that of any individual or group of Current Beneficial Shareholders. Each of the Current Beneficial Shareholders acknowledge and agree that the Company and the Investor shall be entitled to rely on the direction of the Current Shareholder as being authorized by each of them, regardless of whether in the future any Current Beneficial Shareholder challenges the right of the Current Shareholder to act on its behalf or challenges the Current Shareholder's action or decision with respect to any specific issue or issues. The foregoing shall cease to apply only after the Company and the Investor have received evidence reasonably satisfactory to each of them that the Current Shareholder has been terminated in accordance with the terms of the Voting Trust.

3.    Board of Directors; Investor Representative.

      (a) From and after the Closing (as defined in the Stock Subscription Agreement), each Shareholder or in the case of the Current Beneficial Shareholders, the Current Shareholder, shall vote all of his, her or its Shares and any other voting securities of the Company over which such holder has voting control and shall take all other necessary or desirable actions within his control (whether in his capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, removal of members of the Company's board of directors (such board of directors the "Board" and such members the "Members") in accordance with the terms of this Agreement, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

            (i) a total of six (6) Members shall comprise the Board;

            (ii) each Shareholder shall be entitled to appoint one Member for each sixteen and six-tenths percent (16.6%) of the Shares of the Company over which such Shareholder maintains Beneficial Ownership (which, for each of the Current Shareholder and the Investor, shall mean 3 such Members and for the Current Beneficial Shareholders, shall mean no such Members) or other voting rights (each an "Appointed Member");

            (iii) the removal, with or without cause, from the Board of any Member shall be upon (and only upon) the written request of the Shareholders entitled to appoint such Member to serve;

            (iv) in the event that any Member appointed under subparagraph (ii) for any reason ceases to serve as a Member, the resulting vacancy on the Board shall be filled by a person appointed by the Shareholder originally entitled to appoint such Member pursuant to subparagraph (ii);


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            (v) immediately upon the Closing, each Shareholder shall vote each of his shares to elect the Appointed Members.

      (b) Members of the Board appointed by the respective Shareholders pursuant to Section 3(a)(ii) shall be elected at each annual meeting of Shareholders for a term of one (1) year in accordance with Section 3(a)(ii). Each Member shall serve until his successor is duly elected and qualified or until his death, resignation or removal by operation of this Agreement.

      (c) A quorum of the Board shall consist of four (4) Members comprising two
(2) Investor appointed Members and two (2) Current Shareholder appointed
Members.

      (d) At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the Members present, which majority shall include at least one Member appointed by each Shareholder holding at least fifty percent (50%) of the Shares (for this purpose, the Voting Trust and the Current Beneficial Shareholders shall be considered the same Shareholder). Except as set forth in the prior sentence, each Member (including the Chairman) shall have one vote which shall be equal in all respects.

      (e) At each meeting of the Board, the Chairman of the Board, or, if a Chairman has not been appointed or is absent, a chairman of the meeting chosen by a majority of the Members present, shall preside over a meeting.

      (f) As long as the Current Shareholder retains the right to appoint a Member of the Board, the Current Shareholder, by majority vote of its Appointed Members, shall have the right to appoint one of the Current Shareholder's Appointed Members to be the Chairman of the Board, otherwise the Chairman shall be elected by majority vote of the Board.

      (g) Unless otherwise agreed by majority vote of the Board, meetings of the Board shall be held at least quarterly, at a date, time, and place agreed to in person or in writing by each Member of the Board. Any Member of the Board may call a meeting of the Board.

      (h) Members shall receive no compensation from the Company.

      (i) For so long as Investor is entitled to appoint a Member of the Board, Investor shall also be entitled to appoint a representative (the "Investor Representative" or "IR") to monitor the Company's business on behalf of Investor. The Investor Representative shall have such access to books, records, facilities, and personnel of the Company as is customarily provided to senior executive management of the Company. The process of addressing Major Decisions (as defined below) shall be as further provided in this Section 3(i) and in
Section 3(j).

            (i) The Investor Representative shall be notified by the Company's Chief Executive Officer of all Major Decisions as far in advance of action or execution by the Company as is reasonably possible under the circumstances.

            (ii) In the event that the Major Decision is among those set forth in Section 3(j)(i), then the approval of the Board shall be required as set forth in Section 3(d).

            (iii) In the event that the Major Decision is among those set forth in Section 3(j)(ii), then the Investor Representative shall approve or deny the action or omission


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proposed by the Company or may submit such Major Decision for approval by the
Board as set forth in Section 3(d) in each case in advance of the taking of actions or omission by the Company. The Investor Representative may also elect to refer any of the Major Decisions otherwise within the IR's purview to the Board for resolution. Notwithstanding the foregoing, any Major Decision that the Investor Representative declines to approve may be referred to the Board by the Company's Chief Executive Officer or by the Current Shareholder. The action of the Board (as described in Section 3(d)) shall override a rejection by the Investor Representative.

      (j) The following decisions, if made after the Closing, shall constitute "Major Decisions." Major Decisions set forth in Section 3(j)(i) shall require the affirmative vote or consent of the Board regardless of whether the Board's consent results from an appeal of the decision of the Investor Representative. Major Decisions set forth in Section 3(j)(ii) shall require the affirmative vote or consent of the Board only after either referral by the Investor Representative or, after initial rejection by the Investor Representative, referral by the Company's Chief Executive Officer or any Shareholder other than Investor for reconsideration.

            (i) The following Major Decisions made with respect to the Company or any of its Subsidiaries shall require the affirmative vote or consent of the
Board:

                  (A) Undertaking activities outside of the ordinary course of business in which the Company is engaged as of the date hereof;

                  (B) Declaring or paying any dividends or distributions of cash, stock, debt, or property (subject to the obligations set forth in Sections 4 and 5 hereof);

                  (C) Changing the Company's accounting to a basis other than GAAP;

                  (D) Changing materially the terms of employment of any Senior Manager;

                  (E) Electing the Chief Executive Officer or Chief Financial Officer of the Company (subject to the limitations set forth in Section 8 below);

                  (F) Issuing or redeeming of Shares or any securities of the Company or any Subsidiary, including any public offering of securities under the Securities Act, any options or warrants or other similar securities entitling the holder to acquire Shares, any stock appreciation rights, phantom stock, or similar instruments, or any securities of the Company, in each case other than transactions among the Company and its Subsidiaries;


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
                  (G) Appointing annually the company's independent auditor (which as of the date hereof is Ernst & Young LLP);

                  (H) Engaging in any business arrangements, transactions or agreements with any Shareholder or Affiliate of any Shareholder;

                  (I)   Forming and/or populating any committee of the Board;

                  (J) Populating the board of directors of any Subsidiary other than with employees of the Company;

                  (K) Approving annual budgets and business plans for the Company (which the Shareholders shall cause the Company to submit to the Board for approval prior to the commencement of the Fiscal Year to which the annual budget relates and, to the best efforts of the Company, subsequently operate within);

                  (L) Selling or transferring, in any Fiscal Year (other than in the ordinary course of business), any quantity of Company assets in the aggregate with a book value in excess of ten percent (10%) of the book value of the aggregate tangible assets of the Company (as measured at the end of the immediately preceeding Fiscal Year);

                  (M) Incurring liabilities in the aggregate in any Fiscal Year (other than for normal working capital purposes) with a book value in excess of ten percent (10%) of the book value of the aggregate tangible assets of the Company (as measured at the end of the immediately preceeding Fiscal Year);

                  (N) Refinancing any material indebtedness or voluntarily repaying any material indebtedness (if penalty payments result from such repayment or such indebtedness is unable to be redrawn) or materially amending the terms of any material indebtedness (unless any of the foregoing is specifically approved in the then-effective, Board-approved Company budget);

                  (O) Making any material loans or financial investments (other than to Subsidiaries or the investment of excess cash balances in short dated liquid securities with a credit rating of A or better by Standard and Poors);

                  (P) Creating any mortgage, lien or security interest over assets or properties of the Company in the aggregate in any Fiscal Year (other than statutory liens incurred in the ordinary course of business) with a book value exceeding ten percent (10%) of the book value of the aggregate tangible assets of the Company (as


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                        measured at the end of the immediately preceeding Fiscal
                        Year);

                  (Q) Amending the Company's Bylaws (whether adopted by the Company or its successor under Section 16(a), Articles of Incorporation or Certificate of Incorporation, as the case may be;

                  (R) Merging or consolidating with any Person or permitting any Subsidiary to merge or consolidate with any Person except with or to the Company or any wholly owned direct or indirect Subsidiary of the Company;

                  (S) Settling or compromising any pending or threatened suit, action or claim by or against the Company or any of its Subsidiaries in excess of $5,000,000;

                  (T) Causing or permitting a voluntary dissolution, liquidation or bankruptcy of the Company or any material Subsidiary of the Company; or

                  (U) Approving the taking or not taking of any action by the Company or any Shareholder (whether in such Shareholder's capacity as a stockholder, Member, member of a board committee or officer of the Company or otherwise), as required pursuant to Section 7(b) hereof.

            (ii) The following Major Decisions made with respect to the Company or any of its Subsidiaries shall, if made after the Closing, require the affirmative vote or consent of the Board only if so requested by the Company's Chief Executive Officer, or any Shareholder other than Investor, after rejection by the Investor Representative, or if referred to the Board by the Investor
Representative:

                  (A) Incurring any liabilities in aggregate in any Fiscal Year (other than for normal working capital purposes) with a book value exceeding three percent (3%) of the book value of the aggregate tangible assets of the Company (as measured at the end of the immediately preceding Fiscal Year);

                  (B) Selling or transferring, in any Fiscal Year (other than in the ordinary course of business), any quantity of Company assets in aggregate with a book value in excess of three percent (3%) of the book value of the aggregate tangible assets of the Company (as measured at the end of the immediately preceding Fiscal Year);

                  (C) Amending the last annual budget approved by the Board, or the Investor Representative, (which as at the Closing shall be the


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                        2006 Fiscal Year budget provided to Investor on February
                        24, 2006) by an aggregate amount greater than five percent (5%) of the budgeted EBITDA for the Fiscal Year if it is an amendment relating to the income statement or 5% of the total budgeted Capital Expenditures for the Fiscal Year if it is an amendment relating to Capital Expenditures;

                  (D) Committing to any Capital Expenditures outside of the then current Fiscal Year;

                  (E) Paying fees or expenses to any person other than as reasonable compensation on arms length terms or better for work performed or services provided;

                  (F) Creating any mortgage, lien or security interest over assets or properties of the Company in the aggregate in any Fiscal Year (other than statutory liens incurred in the ordinary course of business) with a book value exceeding three percent (3%) of the book value of the aggregate tangible assets of the Company (as measured at the end of the immediately preceeding Fiscal Year);

                  (G) Entering into any contract or agreement outside the ordinary course of business which cannot be terminated within 12 months from the date thereof without penalty or which has extended payment terms;

                  (H) Causing or permitting a voluntary bankruptcy of any immaterial Subsidiary;

                  (I) Appointing financial advisors, to the extent the total fees payable are reasonably likely to amount to greater than five hundred thousand dollars ($500,000) (provided that the engagement of any Affiliates of the Investor will also be subject to any approvals required under the internal policies of Investor and its parent entities governing related party transactions);

                  (J) Incurring due diligence costs in excess of five hundred thousand dollars ($500,000) in the aggregate in any Fiscal Year with respect to acquisitions or investments;

                  (K) Engaging in any interest rate, currency hedging or other derivative transactions;

                  (L) Modifying materially the insurance coverage or terms of the Company including directors and officers insurance; and


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
                  (M) Amending materially any material internal policies or procedures of the Company.

      (k) The Company shall defend, indemnify and hold harmless each Member of the Board and each officer, and, with respect to Section 3(k)(ii), each Shareholder from and against any loss, liability, damage, cost or expense, including reasonable attorneys' fees (collectively, "Loss") incurred by reason of any demands, claims, suits, actions, or proceedings arising out of (i) the indemnified person's services on the Board or as an officer or (ii) the indemnified person's incurring any liability under ERISA as a result of the operation of Section 13(c) herein; except to the extent that such indemnification is not allowed by law or to the extent that such Loss arises from an act or omission by the indemnitee finally determined by a court of competent jurisdiction or by arbitration pursuant to this Agreement to constitute bad faith, fraud, or willful misconduct. Expenses (including reasonable attorneys' fees and disbursements) incurred in defending any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, will be paid by the Company sufficiently in advance of the final disposition of such claim to enable the indemnitee to pay its expenses on a commercially acceptable schedule. The Company shall purchase director and officer insurance in scope and amount of coverage comparable to similarly situated businesses and reasonably acceptable to all Shareholders entitled to appoint Members.

4.    Dividend Policy.

      (a) The Shareholders shall cause the Members of the Board appointed by them to, and the Company shall, declare and pay a dividend with respect to each Fiscal Quarter ending subsequent to the Closing (commencing with the Fiscal Quarter ending June 30, 2006) to the Shareholders within 30 days of the end of each such Fiscal Quarter (except to the extent that (i) such dividend is not permitted by the terms of the financing agreements of the Company or by applicable law; or (ii) payment of such dividend would result in the Company retaining insufficient reserves of cash, cash equivalents and/or committed and unutilized credit facilities to enable the Company to meet the normal requirements of its business and to fund Capital Expenditure previously approved by the Board which as of the Closing shall be the Capital Expenditure amounts included in the budget provided to Investor on February 24, 2006) equal to:

            (i) For Fiscal Quarters ending subsequent to the Closing and prior to and including December 31, 2007, the Minimum Distribution; or

            (ii) For the Fiscal Quarter ending March 31, 2008 and all Fiscal Quarters thereafter, an amount equal to the sum of Cash Flows from Operating Activities and Cash Flows from Investing Activities (both as determined in accordance with GAAP) of the Company for the respective Fiscal Quarter less the amount of Capital Expenditure spent solely in respect of maintenance and environmental remediation issues by the Company for the respective Fiscal Quarter, it being agreed between the Parties, for the purpose of clarification, that in no case should Capital Expenditures be included in the calculation of Cash Flows from Investing Activities.

      (b) With respect to Fiscal Quarters ending subsequent to the Closing and prior to and including December 31, 2007, the Current Shareholder or Current Beneficial Shareholders (as applicable) will loan all dividends received on account of such Fiscal Quarters (net of all taxes payable by the Current Beneficial Shareholders on such dividends) to the Company on an unsecured basis (the "Shareholder Loans"). The Shareholder Loans shall not be made to, or guaranteed by, any Subsidiary. The Shareholder Loans shall bear interest of five and five-tenths percent (5.5%) on daily balances without compounding, interest payable quarterly in arrears through December 31, 2022, and will amortize with equal quarterly installments of principal over 15 years commencing March 31, 2008 and ending on December 31, 2022. So long as payments of principal and interest are being made with respect to the Shareholder Loans, no aspect of the Shareholder Loans shall in any way limit the obligation of the Company to pay dividends pursuant to Sections 4 or 5 of this Agreement.

      (c) Except for the provisions of Section 4(a), notwithstanding anything to the contrary in this Section 4, the Shareholders shall cause the Members of the Board appointed by them to, and the Company shall, declare and pay the dividend determined in accordance with Paragraph (a)(i) of this Section 4 with respect to the Fiscal Quarter ending on December 31, 2007 on or before December 31, 2007.

      (d) Except for the provisions of Section 4(a), notwithstanding anything to the contrary in this Section 4, if on the last day of the Fiscal Quarter ending on March 31, 2008 or any Fiscal Quarter thereafter, the Company's Net Debt to EBITDA ratio exceeds 4.25 to 1, the Board may, but shall not be required to, declare a dividend with respect to such Fiscal Quarter.

      (e) Notwithstanding anything to the contrary in this Section 4 (other than Section 4(a)), with respect to the Fiscal Quarter ending on March 31, 2008 or any Fiscal Quarter thereafter, the Board may, but shall not be required to declare any amount of dividend (determined in accordance with Paragraph (a)(ii) of this Section 4 with respect to such Fiscal Quarter) that if declared and paid on the last day of such Fiscal Quarter would have caused the Company's Net Debt to EBITDA ratio on the last day of such Fiscal Quarter to exceed 4.25 to 1 subsequent to the payment of such dividend.

      (f) For the purpose of clarifying this Section 4, the "Company" shall mean the Company and its Subsidiaries accounted for on a consolidated basis.

      (g) For purposes of determining payment priority, any amounts that become payable with respect to a Claim shall be paid to the extent possible at the time of, but in priority to, the payment of any Company dividends as determined in accordance with Section 4 and 5 for any Fiscal Quarter. The sum of the Claim amount paid and Company dividends paid with respect to any Fiscal Quarter shall not exceed the total Company dividends payable with respect to such Fiscal Quarter as determined in accordance with Sections 4 and 5. For the avoidance of doubt, to the extent that any portion of any Claim remains unpaid at the end of any Fiscal Quarter, such unpaid amount shall remain an obligation of the Company.

5.    Capital Structure Policy.

      (a) If on the last day of the Fiscal Quarter ending on September 30, 2007 or any Fiscal Quarter thereafter, the Company's Net Debt to EBITDA ratio would have been less than 3.75 to 1 subsequent to the payment of a dividend in an amount determined in accordance with Section 4 with respect to each such Fiscal Quarter (assuming that such dividend had been funded from Net Debt and paid on the last day of each such Fiscal Quarter) (the "Initial Dividend"), the Shareholders shall cause the Members of the Board appointed by them to, and the Company shall, declare and pay quarterly a dividend in addition to the Initial Dividend (the "Additional Dividend") with respect to each such Fiscal Quarter to the Shareholders within 30 days of the end of each such Fiscal Quarter (except to the extent that (i) such dividend is not permitted by the terms of the financing agreements of the Company or by applicable law; or (ii) payment of such dividend would result in the Company retaining insufficient reserves of cash, cash equivalents and/or committed and unutilized credit facilities to enable the Company to meet the normal requirements of its business and to fund Capital Expenditures previously approved by the Board which as at the Closing shall be the Capital Expenditure amounts included in the budget provided to Investor on February 24, 2006). Subject to the provisos contained in the preceeding sentence, the Additional Dividend payable with respect to each such Fiscal Quarter shall be of an amount such that if both the Additional Dividend and the Initial Dividend had been funded from Net Debt and paid on the last day of each such Fiscal Quarter, the Company's Net Debt to EBITDA ratio on the last day of each such Fiscal Quarter subsequent to the payment of the Additional Dividend and the Initial Dividend would have been equal to 3.75 to 1.

      (b) The Shareholders shall cause the Company and the Members of the Board appointed by them to, and the Company shall, re-negotiate, refinance (including, if necessary, the payment of prepayment premiums or make wholes) and/or establish debt facilities to the extent possible as required to enable the capital structure and dividend policy described in Sections 4 and 5 hereof to be implemented.

      (c) In the event that the Company is unable or unwilling to comply with the requirements of Section 4 and 5 hereof as a result of any action or omission by any Subsidiary of the Company, then the Company and the Shareholders shall take such actions as are necessary to remove any Subsidiary directors or officers whose removal would facilitate compliance. For the purpose of clarifying this Section 5, the "Company" shall mean the Company and its Subsidiaries accounted for on a consolidated basis.

      (d) Notwithstanding the foregoing provisions of Section 4 or this Section 5, no Shareholder shall be required to lend or otherwise convey to the Company any Additional Dividend paid with respect to Fiscal Quarters ending September 30, 2007 or December 31, 2007.

6.    Corporate Opportunities.

      If any Shareholder (for purposes of this Section 6 and Section 7 below only, "Shareholder" shall include Investor, Macquarie Infrastructure Company LLC, wholly owned Subsidiaries of Macquarie Infrastructure Company LLC and any Affiliate of the Current Beneficial Shareholders) identifies an acquisition, "greenfield" development, expansion or upgrade opportunity for bulk liquid storage and/or bulk liquid terminalling facilities that it wishes to pursue, which involves Capital Expenditure anticipated to be greater than $2,500,000 in the aggregate in any consecutive 12 month period (the "Opportunity"), the Opportunity must first be offered to the Company.

      If the Company declines the Opportunity, the Shareholder that referred the Opportunity to the Company (the "Referring Shareholder") will have a right either to pursue the Opportunity on its own (but not within the existing terminalling facilities of the Company), or in conjunction with partners other than the Company. Notwithstanding the foregoing, a Shareholder shall not pursue the Opportunity if such pursuit results in either competition with the business of the Company or solicitation of the customers, staff or suppliers of the Company, to the detriment of the business of the Company.

7.    Covenants of Shareholders.

      (a) Covenant Not to Compete; Prohibited Activities. None of the Shareholders shall, for any reason whatsoever, directly or indirectly, for himself, or on behalf of or in conjunction with any other Person:

            (i) engage as a stockholder, officer, director, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, in any business selling any products or services in direct competition with the Company; provided, however, no Shareholder shall be precluded from the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed one percent (1%) of the outstanding shares of any such corporation; or

            (ii) employ, or call upon for the purpose or with the intent of enticing away from or out of the employ of the Company, any person who is at that time, or was within one (1) year prior to that time, an employee of the Company.

            The Parties intend that the covenants contained in this Section 7(a) shall be deemed to be a series of separate covenants, one for each county in each state of the United States and, except for geographic coverage, each such separate covenant shall be identified in terms to the covenant contained in this
Section 7(a).

      (b) 1940 Act; Prohibited Activities. Without the prior approval of the Board pursuant to Section 3(j)(i)(U) hereof, neither the Company nor any Shareholder (whether in such Shareholder's capacity as a stockholder, Member, member of a board committee or officer of the Company or otherwise) shall take any action that if taken, or refrain from taking any action that if not taken, could cause the Company or any of its Subsidiaries to (i) be deemed an "investment company," as such term is defined in the Investment Company Act of 1940, as amended or any successor act (the "1940 Act"), or (ii) rely on the exemptions from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) (or successor provision) of the 1940 Act.

8.    Succession of Chief Executive Officer and Chief Financial Officer.


      (a) In the event of the resignation, termination, incapacity, or death of Thomas B. Coleman, the Shareholders agree to cause their respective Appointed Members of the Board to elect as successor Chief Executive Officer, Richard D. Courtney, provided that Mr. Courtney is nominated to the Board by a majority of the Appointed Members who were appointed by the Current Shareholder. Thereafter, or in the event Richard D. Courtney is not nominated by a majority of the Appointed Members who were elected by the Current Shareholder, a majority of the Appointed Members of the Current Shareholder shall be entitled to nominate to the Board candidates to be the Company's Chief Executive Officer. No Party shall be obligated to support in any way any individual candidate to be Chief Executive Officer, other than as set forth above with respect to Richard D. Courtney.

      (b) In the event of the resignation, termination, incapacity or death of Howard W. Streiffer, a majority of the Appointed Members elected by Investor shall be entitled to nominate candidates to be the Company's Chief Financial Officer. No party shall be obligated to support in any way any individual candidate to be Chief Financial Officer.

9.    Transfer Restriction/Right of First Refusal.


      (a) Without the prior written consent of all Shareholders, no Shareholders may sell, assign or transfer any shares of stock in the Company, except to its respective Affiliates and in compliance with Section 15 hereof, until the tenth
(10th) anniversary of the effective date of this Agreement. Following the tenth
(10th) anniversary of this Agreement, the Shareholders may sell, assign or transfer their respective Shares according to the terms of the remainder of this
Section 9.

      (b) If at any time after the tenth (10th) anniversary of the effective date of this Agreement, a Shareholder receives a bona fide offer to purchase any Shares of the Company then registered in its name (the "Offered Shares") from a party who is not its Affiliate (herein a "Third Party"), such Shareholder (a "Selling Shareholder") shall not transfer its Offered Shares, directly or indirectly, to such Third Party until it has first offered in writing (the "Offer") the Offered Shares for sale to each remaining Shareholder ("Non-selling Shareholder"), on a pro-rata basis, for the same price and on the same terms as are offered by such Third Party, except should the Third Party offer contain terms and conditions that would serve to prohibit or unreasonably restrict the ability of a Non-selling Shareholder to accept the Offer (other than the purchase price for the Offered Shares), then such Non-selling Shareholder may disregard such terms and conditions and accept or reject the Offer without such terms and conditions (the "Reformed Offer") (the foregoing right of first refusal, the "ROFR").

      (c) (i) The Offer to the Non-selling Shareholders shall attach a copy of the Third Party offer and shall otherwise identify the Third Party and specify all of the terms of the Third Party offer, including the total number of Offered Shares to be transferred, the nature and quantity of the economic interest to be transferred, the price, and the other terms and conditions related to such transfer. Each Non-selling Shareholder shall have sixty (60) days to accept or reject his, her, or its pro-rata portion of the Offer, or the Reformed Offer as the case may be. Except as set forth in Section (c)(ii) hereof, if the Non-selling Shareholder accepts the Offer or the Reformed Offer as the case may be, the purchase of the Offered Shares shall close no later than one hundred twenty (120) days following such acceptance. If the Non-selling Shareholder chooses not to accept the Offer or the Reformed Offer, as the case may be, the Selling Shareholder may sell to such Third Party for the price and on the terms specified in the Third Party offer; provided, that, any such transaction is completed within one hundred twenty (120) days after the Selling Shareholder receives notice that the Non-selling Shareholder has rejected the Offer or the Reformed Offer, as the case may be. Any decrease in price or change in terms shall require a separate written Offer to be made to the Non-selling Shareholder pursuant to the terms of Sections 9(b) and 9(c).

            (ii) Notwithstanding the foregoing, where any Non-selling Shareholder elects to purchase its pro-rata portion of the Offered Shares, the Selling Shareholder may, in its sole discretion elect not to transfer such Offered Shares to any of the Non-selling Shareholders (and may not transfer to less than all Non-selling Shareholders), provided that the Selling Shareholder
(A) shall provide written notice to such Non-selling Shareholders of this decision within ten (10) days of its receipt of such Non-selling Shareholder's acceptance of the offer which is the basis for the Selling Shareholders election not to transfer the Offered Shares and (B) may not transfer the Offered Shares to the original Third Party offeree (or any other Third Party) without again complying with this Section 9.

      (d) Notwithstanding the foregoing, any Selling Shareholder shall be required to obtain the prior written consent of all Non-selling Shareholders (such consent not be unreasonably withheld, conditioned or delayed) in connection with any transfer to a Third Party.


      (e) Notwithstanding the foregoing, nothing in this Agreement shall prevent a Shareholder from selling, assigning or transferring its Shares to one or more of its Affiliates in a transfer that complies with Section 15 hereof. However, unless released by the other Party (which release shall not be unreasonably withheld, conditioned, or delayed) such Shareholder shall remain liable for all of its obligations under this Agreement. After the tenth (10th) anniversary of the effective date of this Agreement, or prior thereto with the consent of the other Parties, a Shareholder may pledge or assign its Shares as collateral for any indebtedness provided that should ownership or voting rights be later transferred in connection with such pledge or assignment the transaction will be subject to the Non-selling Shareholders' ROFR and the rights under clause (d) above, provided, however, that (i) the pledging Shareholder shall notify the secured party of the existence of the obligations of ROFR and (ii) in the event that the secured party under such pledge or assignment forecloses on such shares, then the Non-selling Shareholder's ROFR shall apply as if such foreclosure were a sale. In addition, any selling or transferring such shares subsequent to such foreclosure shall also be subject to the Non-selling Shareholder's ROFR with respect to such sale and the receipt of prior written consent of all Non-selling Shareholders (such consent not to be unreasonably withheld, conditioned or delayed) in connection with any such transfer by a secured party. In the event that a ROFR in favor of Non-selling Shareholder is triggered by the foreclosure by a pledgee or assignee, then the ROFR shall operate as set forth in this Section 9 except as set forth explicitly in this paragraph 9(e). The price to be paid by Non-selling Shareholders with respect to a ROFR triggered by foreclosure shall be established by an accounting or valuation firm of national standing selected mutually by a majority of Non-selling Shareholders and the Shareholder whose shares have been foreclosed upon. The foregoing valuation shall not include discounts for minority interest or lack of marketability. The time limits otherwise set forth in this Section 9 shall commence upon the rendering of the foregoing valuation. In the event that any Shareholder (including the pledgor) is reasonably dissatisfied with such valuation, such Shareholder may engage, at its own expense, a separate accounting or valuation firm of national standing according to the restrictions set forth herein. In the event of a difference between the two valuations, they will be averaged. Any Shareholder pledging or assigning its Shares as collateral for indebtedness shall inform the lender of the terms of this Section 9.

      (f) Any Shareholder who sells, assigns, gifts, pledges, or otherwise transfers any Shares or other Company securities, shall require that any person or entity who acquires Shares or other Company securities as a consequence of such transaction shall (i) execute the joinder attached hereto as Exhibit C (the "Joinder") and (ii) in any event, automatically, upon acquiring Beneficial Ownership of such Shares or other Company securities, become a party to this Agreement. The Company shall not recognize or reflect any change in the ownership of its Shares or other securities, on its share ledger or otherwise, unless the new owner of such Shares or other securities has executed the Joinder.

      (g) Selling Shareholders will be required to indemnify the Company for the fair value of any negative tax consequences to the Company resulting from any direct or indirect sale or transfer of some or all their shares in the Company. The indemnification payment required by this Section 9(g) shall be made by the Selling Shareholder(s) to the Company prior to the transfer of shares, based upon the reasonable estimate of qualified advisors appointed by the Non-selling Shareholders but who are not Affiliates of the Non-selling Shareholders.

      (h) Any sale, assignment, gift, pledge, or other transfer of Shares or other Company securities in violation of this Section 9 or Section 15 shall be void.


10.   Shareholder Default.


      (a) In the event that any Shareholder breaches materially this Agreement and, such breach is not cured within sixty (60) days after written notice thereof, then the remaining Shareholders shall be entitled to such remedies as are available to them at law and under this Agreement.

      (b) In the event any Shareholder shall file a voluntary bankruptcy petition, such Shareholder shall give notice to the other Shareholders prior to filing such petition, and as soon as reasonably practical after making the decision to file such petition.


      (c) Without limiting in any way the rights or obligations under this Agreement, the Shareholders shall use commercially reasonable efforts to promote the business of the Company.


      (d) Notwithstanding anything in this Agreement to the contrary, the Company, and not the Current Shareholder nor the Current Beneficial Shareholders, shall be responsible for any monetary damages resulting from the breach of this Agreement by the Current Shareholder or the Current Beneficial Shareholders. Nothing in this Section 10 shall be interpreted to limit the remedies or obligations of any Shareholder pursuant to Section 16(d) hereof. Further, the Company and not the Current Shareholder nor the Current Beneficial

Shareholders, shall be responsible for any equitable relief resulting from the breach of this Agreement by the Current Shareholder or the Current Beneficial Shareholders, except to the extent that failing to obtain equitable relief from the Current Shareholder or any Current Beneficial Shareholder would deny the Investor the benefit of the bargain contemplated hereby. For example, specific performance of the ROFR or the voting obligations contemplated hereby against the Current Shareholder or any Current Beneficial Shareholder would be permitted.

      (e) In the event that Investor seeks monetary damages after the Closing and such damages are found to be the responsibility of the Company, the Current Shareholder or any Current Beneficial Shareholder, then the Company shall pay to the Investor an amount equal to two times (2x) the damages sustained by the Investor, which amount shall be paid in the priority provided to Claims pursuant to Section 4(g) hereof. As the first example, where damages of one million dollars ($1,000,000) are incurred by Investor due to breach of this Agreement by other Shareholder(s) or the Company, the amount payable to the Investor by the Company pursuant to this Section 10(e) shall be two million dollars ($2,000,000). As the second example, for clarification, where damages of one million dollars ($1,000,000) are incurred by the other Shareholder(s) and/or the Company in aggregate due to breach of this Agreement by the Investor, the Amount payable to other Shareholder(s) and/or the Company in aggregate by Investor pursuant to this Section 10(e) shall be one million dollars ($1,000,000). For the purpose of clarification, Section 4(g) hereof does not apply to damages paid by the Investor.

11.   Special Governance Standards.


      If at any point during any Fiscal Year, Investor has Beneficial Ownership greater than fifty percent (50%) of the Shares in the Company, each Shareholder will, if requested by Investor, take all actions necessary during such Fiscal Year to cause the Company to meet the financial statement, disclosure controls and internal controls over financial reporting requirements as applicable to a subsidiary of a company with a class of securities registered pursuant to the Sections 12(b) or 12(g) of the Exchange Act which are listed on the New York Stock Exchange, including under the Sarbanes-Oxley Act of 2002, as amended. In addition, each Shareholder will take all actions necessary during such Fiscal Year to cause the Company to meet the internal policies and procedures of Macquarie Infrastructure Company LLC and to cause its books and records to be adjusted in order to conform with GAAP as applied to majority-owned subsidiaries of Macquarie Infrastructure Company LLC.

12.   Contractual Dispute Resolution.


      (a) In the event of a dispute between the Shareholders related to this Agreement, the Shareholders shall attempt in good faith to settle such dispute. If a mutually agreeable settlement cannot be reached in thirty (30) calendar days following written notice describing in reasonable detail the basis of the dispute, the dispute shall be submitted to a panel comprised of one senior-level representative of each Shareholder (the "Resolution Board"). Should the dispute not be settled by mutual agreement within twenty (20) days after submission to the Resolution Board, then the dispute shall be referred to arbitration with such arbitration to be held at any place within the State of Delaware as the Shareholders shall agree, in accordance with the following rules and procedures:

            (i) Such dispute between the Shareholders arising out of the Shareholders Agreement shall be governed by the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").


            (ii) The arbitration shall be heard and determined by a panel of three (3) arbitrators. Each Shareholder shall appoint an arbitrator of its choice within fifteen (15) days of the submission of a notice of arbitration. These arbitrators shall in turn appoint a presiding arbitrator of the tribunal within fifteen (15) days following the appointment of such arbitrators. The presiding arbitrator shall have served as a judge on the Chancery Court of the State of Delaware. Each of the arbitrators shall have the minimum qualifications set forth below. If the Shareholder appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Shareholder fails or refuses to appoint its arbitrator within the prescribed period, the appointment authority for the presiding arbitrator and/or such Shareholder appointed arbitrator shall be the AAA, who, in each case, shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim or bear any relationship to either Shareholder. If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

      An arbitrator:


                  (A) Cannot be a current director, officer, employee, or consultant of any Shareholder or any of its Affiliates, or a family member of any person currently serving in such capacity;


                  (B) Cannot have served as a director, officer, employee, or consultant of any Shareholder or any of its Affiliates;


                  (C) Cannot have a direct or indirect material business or other relationship, or be a shareholder, partner, family member or other equity holder of any company or other entity that has a direct or indirect material business or other relationship, with any Shareholder or any of its Affiliates; and


                  (D) Cannot have a relationship referenced in items (A), (B) or (C) above with any competitor of the Company and/or its Subsidiaries or any of the Shareholders or their Affiliates.

      In the resolution of any dispute related to this Agreement, the arbitrator shall be obligated to honor the original intentions of the Parties as evidenced by the plain meaning of the terms and provisions herein.

13.   Resolution of Deadlock of the Board of Directors.


      (a) For so long as the Current Beneficial Shareholders or Investor Beneficially Own fifty percent (50%) of the Shares and has the right to appoint fifty percent (50%) of the

 Members of the Board, a deadlock (a "Deadlock") may be declared by either Shareholder (i) before or on the tenth (10th) anniversary of this Agreement if the Board shall be unable to reach agreement by the required affirmative vote on any Major Decision after such matter has been submitted for consideration at two meetings (any of which may be a meeting duly called by any Member of the Board), the second of which is to be at least 10 days after the previous such meeting or
(ii) after the tenth (10th) anniversary of this Agreement if the Board shall be unable to reach agreement by the required affirmative vote on any Major Decision after such matter has been submitted for consideration at four meetings (any of which may be a special meeting duly called by any Member of the Board) the third and fourth of which are at least one month after the previous such meeting.

      (b) If a Deadlock is declared before or on the tenth (10th) anniversary of the date of this Agreement, the Shareholders shall negotiate in good faith and use their respective commercially reasonable efforts to resolve such Deadlock. If, however, after ten (10) Business Days such Deadlock remains, any Shareholder, by giving notice to the other Shareholder, may request that such Deadlock be referred for resolution to a senior executive officer of each Shareholder. The senior executive officers shall meet within ten (10) Business Days thereafter and shall attempt in good faith to resolve such Deadlock within ten (10) days, after which time it shall be concluded that such senior executive officers have not succeeded in resolving the Deadlock. Any resolution agreed to in writing by the senior executive officers shall be final and binding on the Company and the Shareholders. If none of the means otherwise required by this
Section 13(b) have succeeded in resolving the Deadlock, then the Deadlock shall be submitted for resolution by a arbitration conducted in compliance with
Section 12 hereof, provided, however, arbitrators selected by the Investor and the Current Shareholder shall, in addition to all other requirements thereof, have a senior executive-level of experience in an enterprise of a comparable size and complexity to the Company.

      (c) If a Deadlock is declared after the tenth (10th) anniversary of the date of this Agreement, the Shareholders shall negotiate in good faith and use their respective commercially reasonable efforts to resolve such Deadlock. If, however, after twenty (20) Business Days such Deadlock remains, any Shareholder, by giving notice to the other Shareholder, may request that such Deadlock be referred for resolution to a senior executive officer of each Shareholder. The senior executive officers shall meet within twenty (20) Business Days thereafter and shall attempt in good faith to resolve such Deadlock within twenty (20) days, after which time it shall be concluded that such senior executive officers have not succeeded in resolving the Deadlock. Any resolution agreed to in writing by the senior executive officers shall be final and binding on the Company and the Shareholders. If none of the means otherwise required by this
Section 13(c) have succeeded in resolving the Deadlock, then, either Shareholder, within thirty (30) Business Days thereafter, shall be authorized to offer to purchase all of the Shares of the other Shareholder pursuant to the procedures set forth in the following provisions, provided that the Shareholders may, by written agreement, elect to terminate the procedures at any time prior to their conclusion as described below:

            (i) Either Shareholder (the initiating party being hereinafter referred to as the "Offering Party") may by written notice (a "Buy/Sell Notice") to the other party (the "Responding Party") assert their opinion of the aggregate fair value, on a going concern basis, of all of the outstanding Shares (and other equity interests) in the Company (the "Stated Value"). The provision of such written notice of Stated Value by the Offering Party shall constitute the irrevocable offer of such party to either (A) purchase all of the Responding Party's Shares or (B) sell to the Responding Party all of the Offering Party's Shares for the purchase price provided for hereinafter.

            (ii) Within forty-five (45) calendar days after receipt of the Buy/Sell Notice, the Responding Party shall determine whether it shall sell its Shares or purchase the Offering Party's Shares in the Company as provided herein and shall give written notice to the Offering Party of its decision and shall designate in that notice which party will be the "Selling Party" and which party shall be the "Purchasing Party." If the Responding Party fails to give notice of its election to the Offering Party within the forty-five (45) calendar day period, then the Responding Party shall be deemed to have given notice of its election to sell all of its Shares in the Company pursuant to the provisions hereof. The terms of such sale shall include an indemnification by the Purchasing Party of the Selling Party and its ERISA Affiliates for any continuing liability of the Selling Party and its ERISA Affiliates under ERISA, with respect to employee benefit plans of the Company and its ERISA Affiliates.

            (iii) Within one hundred fifty (150) calendar days after the date on which the Responding Party provides the notice referred to in (ii) above (or, if later, within five (5) calendar days after the date on which any waiting period under the Hart-Scott-Rodino Improvements Act of 1976, as amended, shall have expired or been terminated), the Purchasing Party shall close the purchase of all of the Shares in the Company then owned by the Selling Party. The purchase price for such Shares shall be the product obtained by multiplying the Stated Value times the percentage interest in the Company represented by the Shares of the Selling Party. The Purchasing Party shall pay the purchase price for such Shares in cash by wire transfer of immediately available funds at the closing. The Selling Party shall deliver to the Purchasing Party at the closing such documents and instruments as may be necessary or desirable, in the opinion of counsel for the Purchasing Party, to effect the transfer of the Selling Party's Shares to the Purchasing Party, which Shares shall be free and clear of all encumbrances.

            (iv) In the event each Shareholder receives an offer to purchase from the other (either simultaneously or prior to receipt of an offer) and such offers contain different Stated Values, the Shareholder offering the higher Stated Value shall be deemed the Offering Party for the purposes herein.

14.   Investor Information and Reporting Requirements; Visitation.


      (a) The Company and its Subsidiaries will provide Investor with financial and non-financial information with respect to the Company and its Subsidiaries and provide other assistance to Investor, in a form, scope and within a time-frame and after procuring any necessary third party consents, as reasonably requested by Investor, to enable its parent entities Macquarie Infrastructure Company Inc, Macquarie Infrastructure Company LLC and Macquarie Infrastructure Company Trust, in their judgment, to (i) satisfy their disclosure and other obligations arising under applicable U.S., securities law or stock exchange regulations (both regular and in association with any capital raisings); (ii) to monitor the financial and operating performance and risk management controls of the Company as established by the Company from time to time; (iii) satisfy their reporting obligations to any lenders; and (iv) to accurately prepare federal and state corporate tax returns with respect to its investment in the Company and to provide information to nominee holders of the shares of Macquarie Infrastructure Company Trust with respect to the US federal income tax characteristics of distributions from Macquarie Infrastructure Company Trust so as to enable such nominees to withhold appropriate amounts of withholding tax on distributions from Macquarie Infrastructure Company Trust to non-resident shareholders (including without limitation the provision of quarterly calculations of the Company's consolidated earning and profits (as such terms are defined in the Code)).

      (b) Each Shareholder shall have the right to visit and inspect any of the properties of the Company and to discuss the affairs, finances and accounts of the Company with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested.

15.   ERISA Affiliate Status Limitations and Requirements.


      (a) It is intended by the Parties that the Company and the Investor not be treated as ERISA Affiliates. The Current Beneficial Shareholders and the Current Shareholder agree that they will take no action as would cause the Company and the Investor to be ERISA Affiliates, including, but not limited to, accepting employment with the Company or an ERISA Affiliate with the Company (except for Thomas B. Coleman); becoming a principal owner, officer, partner or fiduciary of any entity as would cause the Shares of such Current Beneficial Shareholders or the Current Shareholder to be treated as excluded stock (under the rules applicable for determining ERISA Affiliate status); transferring Shares by sale, assignment, gift, pledge or other transfer to any party whose ownership would cause the Shares to be treated as excluded stock or whose ownership would be attributed to the Investor; or granting any party the option or right to acquire all or any of the Shares held by the Current Beneficial Shareholders or Current Shareholder, as the case may be.

      (b) Neither the Current Shareholder nor any Current Beneficial Shareholder may transfer any Shares, whether by sale, assignment, gift, pledge or other transfer and neither the Current Shareholder nor any Current Beneficial Shareholder shall issue any rights to acquire such Shares (collectively a "Transfer") unless such Transfer is otherwise permitted under the terms of this Agreement and prior to such Transfer the Current Shareholder or Current Beneficial Shareholder delivers to the Company and the Investor an opinion of legal counsel in a form acceptable to the Investor that such Transfer will not result in the Company and the Investor being treated as ERISA Affiliates.

16.   Miscellaneous

      (a) Change of Jurisdiction of Incorporation. Each Shareholder agrees to take such actions as are required, immediately after the Closing, to change the Company's jurisdiction of incorporation from Louisiana to Delaware. It is expected that the method of reincorporation will be merger of the Company with and into a newly formed Delaware corporation the name of which shall be IMTT Holdings Inc.

      (b) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Shareholders and their respective permitted successors and assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the remaining Parties hereto. Notwithstanding the foregoing, each Party hereby irrevocably consents to the assignment of this Agreement to such entity as the Board elects to facilitate the reincorporation of the Company as contemplated by Section 16(a) hereof. Such successor company shall have a Certificate of Incorporation and Bylaws substantially in the form set forth in Exhibit A and Exhibit B.

      (c) Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws. Each of the Parties irrevocably submits to the jurisdiction of, and to service of process under the power of, the state and federal courts in Wilmington, Delaware.

      (d) Specific Performance; Remedies Not Exclusive. Each party hereto acknowledges that the other Parties hereto shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each Party hereto shall have the right to obtain injunctive relief during the arbitration process to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties' covenants and agreements contained in this Agreement. All rights and remedies of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

      (e) Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however that if such unlawful clause is so material to the Party for whose benefit the clause was originally included so that such Party would not have entered into this Agreement without such unlawful clause, the severability of such clause shall be arbitrated pursuant to Section 12 hereof.

      (f) Amendment. This Agreement may be amended, supplemented or modified by execution of an instrument in writing signed by or on behalf of each Party hereto.


      (g) Waiver. Any Party hereto, by action taken by or on behalf of its Board, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto or (ii) waive compliance with any of the agreements of the other Parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

      (h) Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery; (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:

                  (i)      If to the Investor:

                           MACQUARIE TERMINAL HOLDINGS LLC
                           125 West 55th St.
                           New York, NY  10019
                           Attention:  David Mitchell, Chief Financial Officer
                           Telephone:  1 (212) 231-1814
                           Facsimile:   1 (212) 231-1828

                           with a copy to:

                           Pillsbury Winthrop Shaw Pittman LLP
                           1650 Tysons Blvd
                           McLean, Virginia 22102
                           Attention:  Craig Chason
                           Telephone:  703-770-7947
                           Facsimile:   703-770-7901

                  (ii)     If to CURRENT SHAREHOLDER:

                           Voting Trust of Loving Enterprises, Inc.
                           Coleman, Johnson, Artigues & Jurisich, L.L.C. 321 St. Charles Avenue
                           New Orleans, Louisiana 70130
                           Telephone: (504) 586-1979
                           Facsimile: (504) 525-9464
                           ATTENTION:  Richard B. Jurisich, Jr.

                           with a copy to:

                           Coleman, Johnson, Artigues & Jurisich, L.L.C. 321 St. Charles Avenue
                           New Orleans, Louisiana 70130
                           ATTENTION:  Bertrand F. Artigues
                           Telephone:  504.586.1979
                           Facsimile:  504.525.9464

                  (iii)    If to Company:

                           Loving Enterprises, Inc.
                           321 St. Charles Avenue
                           New Orleans, Louisiana 70130
                           ATTENTION:  Richard B. Jurisich, Jr.
                           Telephone:  504.586.8300
                           Facsimile:  504.525.9464

                           with a copy to:
                           Bertrand F. Artigues
                           Coleman, Johnson, Artigues & Jurisich, L.L.C. 321 St. Charles Avenue, 10th Floor Suite
                           New Orleans, LA  70130

                  (iv)     If to Current Beneficial Shareholders:

                           James J. Coleman, Jr.

                           Thomas B. Coleman

                           Peter D. Coleman

                           Dian C. Winingder

                           in care of:

                           Richard B. Jurisich, Jr.
                           Coleman, Johnson, Artigues & Jurisich, L.L.C. 321 St. Charles Avenue, 10th Floor Suite
                           New Orleans, LA 70130


or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.

      (i) Complete Agreement. This Agreement, those documents expressly referred to herein, including all exhibits and schedules hereto, and the other documents of even date herewith embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representation by or among the Parties, written or oral, which may have related to the subject matter herein.

      (j) Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Subsidiaries, stockholder, employee or partner of any Party hereto or any other Person.

      (k) Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.


      (l) Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax and securities consequences.

      (m) Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

      (n) Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.


      (o) Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document or schedule required hereby may be executed by facsimile signature which shall be considered legally binding for all purposes.

      (p) Effective Date. This Agreement shall have no force or effect until the occurrence of the Effective Date.

      IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                    MACQUARIE TERMINAL HOLDINGS LLC

                                    By:  Macquarie Infrastructure Company Inc.
                                    (d/b/a Macquarie Infrastructure Company
                                    (US))

                                    By: /s/ Peter Stokes
                                       -------------------------------------
                                    Name:  Peter Stokes
                                    Title: Chief Executive Officer

                                    LOVING ENTERPRISES, INC.

                                    By: /s/ Thomas B. Coleman
                                       -------------------------------------
                                    Name:  Thomas B. Coleman
                                    Title: Chief Executive Officer


                                    CURRENT BENEFICIAL SHAREHOLDERS

                                    /s/ Thomas B. Coleman
                                    -------------------------------------
                                    Thomas B. Coleman

                                    /s/ James J. Coleman, Jr.
                                    -------------------------------------
                                    James J. Coleman, Jr.

                                    /s/ Peter D. Coleman
                                    -------------------------------------
                                    Peter D. Coleman

                                    /s/ Dian Coleman Winingder
                                    -------------------------------------
                                    Dian Coleman Winingder

                                    CURRENT SHAREHOLDER

                                    By:     VOTING TRUST FOR LOVING ENTERPRISES,
                                    INC.

                                    By: /s/ James J. Coleman, Sr.
                                       -------------------------------------
                                    Trustee:

                                    EXHIBIT A

                          CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: IMTT Holdings, Inc.

      SECOND: Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801 and its registered agent at such address is THE CORPORATION TRUST COMPANY.

      THIRD: The purpose or purposes of the corporation shall be:

                  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH: The total number of shares of stock which this corporation is authorized to issue is: two thousand (2000) shares.

      FIFTH: The name and address of the incorporator is as follows: Steven Kaplan, Suite 1400, 1650 Tysons Blvd, McLean, VA 22102

      SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

      SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this __ day of ___________, A.D. 2006.


                                                     --------------------
                                                     Name: Steven Kaplan

                                    EXHIBIT B

                                     BYLAWS

                                       OF

                             LOVING ENTERPRISE, INC.

                            (A LOUISIANA CORPORATION)

                                       AND

                                     BYLAWS

                                       OF

                               IMTT HOLDINGS, INC.

                            (A DELAWARE CORPORATION)


                                    ARTICLE I

                             SHAREHOLDERS AGREEMENT

      Where these bylaws are silent, or where there is any conflict, the Shareholders' Agreement by and among Macquarie Terminal Holdings LLC, a Delaware limited liability company, Loving Enterprises, Inc., a Louisiana corporation, (or its successor in interest) together with all of its subsidiaries, the Voting Trust of Loving Enterprises, Inc. dated as of November 21, 2002, and James J. Coleman, Jr., Thomas B. Coleman, Peter D. Coleman and Dian C. Winingder dated April 14, 2006 (or any successor voting trust) (the "Shareholders' Agreement") shall govern. The fact that these Bylaws and the Shareholders' Agreement refer to "Shareholders" rather than "Stockholders" shall not have any effect on their interpretation.

                                   ARTICLE II

                               STOCK CERTIFICATES

      The shares of the corporation may be represented by a certificate or may be uncertificated. Certificates shall be signed by (a) (i) the chairman or vice-chairman of the board of directors, or (ii) the president or vice-president, and (b) (i) the treasurer or an assistant treasurer, or (ii) the secretary or assistant secretary of the corporation. The board of directors may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

                                   ARTICLE III

                               GENERAL PROVISIONS

Section 1. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors, but in the absence of resolution, the corporation's fiscal year shall end on December 31.

Section 2. Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                   ARTICLE IV

                                   AMENDMENTS

      The Bylaws may be amended according to the terms of the Shareholders' Agreement.

                                    EXHIBIT C


                             SHAREHOLDERS' AGREEMENT

                                     JOINDER

      The undersigned is executing and delivering this Joinder pursuant to the Shareholders' Agreement dated as of __________, 2006 (as the same may hereafter be amended, the "Shareholders Agreement"), among _____________________, and the other persons named as parties therein from time to time.

      By executing and delivering to the Company this Joinder, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Shareholders' Agreement as a Shareholder in the same manner as if the undersigned were the original signatory to the Shareholders' Agreement who owned the shares being acquired by the undersigned.

      Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of _______, 20__.

                                     [Shareholder]



                                     By:      ____________________
                                     Name:    ____________________
                                     Its:     ____________________